                                                                       Item 7(b)

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

    The following unaudited pro forma condensed combined financial data gives effect to the acquisition of Lifestyle Fitness of Springfield, Inc. and Affiliates (collectively, "Lifestyle"), which occurred on August 6, 1998 pursuant to various Asset Purchase Agreements (collectively the "Lifestyle Acquisition").

    The unaudited pro forma condensed combined balance sheet reflects the historic financial position of the Company pro forma for the effects of the Lifestyle Acquisition, as if it had occurred on May 31, 1998.

    The unaudited pro forma condensed combined statement of operations combine the historical operating results of Town Sports International, Inc. and Subsidiaries (the "Company") and Lifestyle for the year ended May 31, 1998 as if the Lifestyle Acquisition had occured on June 1, 1997.

    The unaudited pro forma condensed combined financial data does not reflect cost savings, synergies or other financial benefits which may be achieved from the acquisition of Lifestyle except for the net effect of the cancellation of a consulting contract, nor do they purport to be indicative of the operating results or the financial position that would have been realized had the Lifestyle Acquisition been consummated as of the date or for the period for which the pro forma data is presented. The unaudited pro forma adjustments described in the notes are based upon current preliminary estimates and contain assumptions that the Company's management believe are reasonable in such circumstances.

    The unaudited pro forma condensed combined financial data is based on and should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended May 31, 1998, previously filed with the Securities and Exchange Commission, and the combined financial statements of Lifestyle included in this report.

    The following pro forma financial data is provided:

    1.  Unaudited pro forma condensed combined balance sheet as of May 31, 1998.

    2. Unaudited pro forma condensed combined statement of operations for the year ended May 31, 1998.

    3.  Unaudited notes to pro forma condensed combined financial data.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 AT MAY 31, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                             THE                                                     THE
                                           COMPANY        LIFESTYLE       PRO FORMA                 COMPANY
                                          HISTORICAL    HISTORICAL(1)   ADJUSTMENTS(2)  NOTE       PRO FORMA
                                         ------------   -------------   --------------  ----      ------------
ASSETS:
Current assets:
  Cash and cash equivalents............   $ 22,997         $   102         $ (4,352)     (3)      $ 18,747
  Accounts receivable and other current
    assets.............................      1,770              26              (26)     (4)         1,770
                                         ------------   -------------   --------------          --------------
      Total current assets.............     24,767             128           (4,378)                20,517
Fixed assets, net......................     54,518           1,577              263      (5)        56,358
Intangible assets, net.................     19,923                            8,710      (6)        28,633
Deferred tax asset.....................      7,159                                                   7,159
Deferred membership costs..............      4,933           1,150           (1,150)     (4)         4,933
Other assets...........................        677             180             (180)     (4)           677
                                         ------------   -------------   --------------          --------------
      Total assets.....................   $111,977         $ 3,035         $  3,265               $118,277
                                         ------------   -------------   --------------          --------------
                                         ------------   -------------   --------------          --------------

LIABILITIES AND STOCKHOLDERS'
  DEFICIT:
Current liabilities:
  Current portion of long-term debt and
    capital lease obligations..........   $  2,036         $   102         $   (102)     (4)      $  2,036
  Accounts payable and accrued
    expenses...........................     10,442             449             (449)     (4)        10,442
  Deferred revenue.....................      6,391           2,473           (2,473)     (4)         6,391
                                         ------------   -------------   --------------          --------------
      Total current liabilities........     18,869           3,024           (3,024)                18,869
Long term debt and capital lease
  obligations..........................     86,253             147              153      (7)        86,553
Credit Facility........................                                       6,000      (8)         6,000
Deferred lease liabilities.............      9,298             522             (522)     (4)         9,298
Deferred revenue and other
  liabilities..........................      2,664             446             (446)     (4)         2,664
                                         ------------   -------------   --------------          --------------
      Total liabilities................    117,084           4,139            2,161                123,384
                                         ------------   -------------   --------------          --------------
Stockholders' deficit:
  Preferred Stock......................     18,900                                                  18,900
  Common Stock.........................          1              86              (86)     (4)             1
  Paid-in capital......................      3,994                                                   3,994
  Unearned compensation................     (2,546)                                                 (2,546)
  Accumulated deficit .................    (25,456)         (1,190)           1,190      (4)       (25,456)
                                         ------------   -------------   --------------          --------------

      Total stockholders' deficit.....      (5,107)         (1,104)           1,104                 (5,107)
                                         ------------   -------------   --------------          --------------
      Total liabilities and
        stockholders' deficit..........   $111,977         $ 3,035         $  3,265               $118,277
                                         ------------   -------------   --------------          --------------
                                         ------------   -------------   --------------          --------------



       See unaudited notes to pro forma condensed combined financial data

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED MAY 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                  LIFESTYLE
                                          THE             ---------------------------                 THE
                                        COMPANY           HISTORICAL       PRO FORMA                COMPANY
                                       HISTORICAL         6/1-5/31(9)     ADJUSTMENTS      NOTE    PRO FORMA
                                       ----------         -----------     -----------      ----    ----------
Revenues:
  Club operations....................     $79,719         $ 7,687                                   $87,406
  Other..............................       2,631                                                     2,631
                                        ----------       -----------                               ----------
                                           82,350           7,687                                    90,037
                                        ----------       -----------                               ----------
Operating expenses:
  Payroll and related................      33,309           2,657         $   213          (10)      36,179
  Club operating.....................      25,858           1,835                                    27,693
  General and administrative.........       5,825           1,444            (490)         (10)       6,779
  Depreciation and amortization......       7,736             409             977          (11)       9,122
  Compensation expense in
    connection with stock
    options..........................       1,442                                                     1,442
                                        ----------       -----------     ------------              ----------
                                           74,170           6,345             700                    81,215
                                        ----------       -----------     ------------              ----------
      Operating income...............       8,180           1,342            (700)                    8,822
Interest expense, net of interest
  income.............................       5,902              63             614          (12)       6,579
                                        ----------       -----------     ------------              ----------
      Income (loss) before
        provision (benefit) for
        corporate income taxes.......       2,278           1,279          (1,314)                    2,243
Provision (benefit) for corporate
  income taxes.......................       1,131              54             (72)         (13)       1,113
                                        ----------       -----------     ------------              ----------
      Net income (loss) before
       extraordinary item and
        cumulative effect of
        change in accounting
        policy.......................       1,147           1,225          (1,242)                    1,130
Extraordinary loss from early
  extinguishment of debt, net of
  income taxes.......................        (782)                                                     (782)
                                        ----------       -----------     ------------              ----------
Income (loss) before cumulative
  effect of change in accounting
  policy.............................         365           1,225          (1,242)                      348
Cumulative effect on prior years
  of a change in accounting
  policy, net of income taxes........         (88)                                                      (88)
                                        ----------       -----------     ------------              ----------
Net income (loss)....................     $   277         $ 1,225         $(1,242)                  $   260
                                        ----------       -----------     ------------              ----------
                                        ----------       -----------     ------------              ----------


       See unaudited notes to pro forma condensed combined financial data

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

         UNAUDITED NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL DATA


(1) The historical balance sheet of Lifestyle as of May 31, 1998 has been derived from unaudited financial information not included herein.

(2) On August 6, 1998, the Company acquired certain assets of Lifestyle. Lifestyle operated six fitness clubs in New Jersey and is currently developing a seventh club. For the purpose of preparing the unaudited pro forma condensed combined balance sheet, the Lifestyle Acquisition has been accounted for in accordance with the purchase method whereby the purchase price of $10.6 million has been allocated to the tangible assets acquired on the basis of their respective estimated fair values. The excess of the purchase price over the tangible assets acquired has been allocated to the acquired membership lists and goodwill, on a club-by-club basis. The acquired membership lists are amortized over two years while goodwill is amortized over the lives of the respective leases. The table below summarizes the purchase price and the estimated allocation thereof.

                                                                                         (in thousands)
Computation of the purchase price:
  Cash and cash equivalents............................................................    $     4,000
  Borrowings under the Credit Facility.................................................          6,000
  Notes payable to seller..............................................................            300
  Transaction costs....................................................................            250
                                                                                         ---------------
      Total purchase price.............................................................    $    10,550
                                                                                         ---------------
                                                                                         ---------------
Estimated allocation of the purchase price:
  Tangible assets acquired.............................................................    $     1,840
  Membership lists.....................................................................            825
  Goodwill.............................................................................          7,885
                                                                                         ---------------
                                                                                           $    10,550
                                                                                         ---------------
                                                                                         ---------------

(3) Reflects the $4.0 million of purchase price paid from cash and cash equivalents, as well as transaction costs of $250,000 and $102,000 of cash and cash equivalents on Lifestyle's balance sheet, which was not acquired by the Company.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

(4) Adjustments to eliminate Lifestyle's assets not acquired and liabilities and stockholders' deficit not assumed in the Lifestyle Acquisition.

(5) Represents the allocation of the purchase price to the fair values of the fixed assets acquired.

(6) Represents an increase in intangible assets resulting from acquired membership lists of $825,000 and goodwill of $7.9 million.

(7) Includes the notes payable to seller of $300,000 reduced by $147,000 of long term debt not assumed in the Lifestyle Acquisition.

(8) Reflects borrowings under the Credit Facility to finance the purchase price.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

(9) The information presented as "Lifestyle Historical" reflects results for the year ended May 31, 1998. To reflect Lifestyle's results on a fiscal year ended May 31, 1998, consistent with the Company's fiscal year, the following adjustments were made:

                                                        LIFESTYLE       LESS, FIVE       PLUS, FIVE
                                                       FISCAL YEAR        MONTHS           MONTHS           LIFESTYLE
                                                          ENDED            ENDED            ENDED           HISTORICAL
                                                       12/31/97(a)      5/31/97(b)       5/31/98(b)       6/1/97-5/31/98
                                                       -----------      -----------      -----------      --------------
                                                                              (IN THOUSANDS)
Revenues:
 Club operations.....................................   $   6,749        $   2,563        $   3,501         $    7,687
                                                       -----------      -----------      -----------           -------
Operating expenses:
  Payroll and related................................       2,614            1,014            1,057              2,657
  Club operating.....................................       1,672              618              781              1,835
  General and administrative.........................       1,466              645              623              1,444
  Depreciation and amortization......................         381              148              176                409
                                                       -----------      -----------      -----------           -------
                                                            6,133            2,425            2,637              6,345
                                                       -----------      -----------      -----------           -------
      Operating income...............................         616              138              864              1,342
                                                       -----------      -----------      -----------           -------
Interest expense.....................................          51               12               24                 63
                                                       -----------      -----------      -----------           -------
      Income before provision for corporate
        income taxes.................................         565              126              840              1,279
      Provision for corporate income taxes...........          32                3               25                 54
                                                       -----------      -----------      -----------           -------
      Net income.....................................   $     533        $     123        $     815         $    1,225
                                                       -----------      -----------      -----------           -------
                                                       -----------      -----------      -----------           -------

------------------------
     (a) Derived from the audited combined financial statements of Lifestyle for the year ended December 31, 1997 (which are included elsewhere herein).

     (b)  Derived from unaudited financial information not provided herein.

(10) The increase in payroll and related and the decrease in general and administrative reflect the cancellation of a consulting contract between Lifestyle and a related party of Lifestyle net of the estimated cost of area operations and sales managers.

                                                                 (IN THOUSANDS)
Fees paid to consultant.....................................     $     490
Estimated cost, including benefits, of the managers.........          (213)

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

(11) The increase in depreciation and amortization expense represents (i) depreciation of the fair value adjustment to fixed assets, and (ii) the amortization of acquired membership lists and goodwill of $825,000 and $7.8 million, respectively. Fixed assets are amortized over their respective useful lives which range from five to 15 years, and acquired membership lists are amortized over a two year period while goodwill is amortized over the lives of the acquired clubs' leases of 15 years.

                                                  FIXED         MEMBERSHIP
                                                 ASSETS            LISTS           GOODWILL         TOTAL
                                                ---------      -------------      ----------      ---------
                                                                        (IN THOUSANDS)
Cost..........................................  $     263        $     825        $    7,885
Weighted average life.........................    7 years          2 years          15 years
                                                ---------      -------------      ----------
Depreciation and amortization expense.........  $      38        $     413        $      526      $     977
                                                ---------      -------------      ----------      ---------
                                                ---------      -------------      ----------      ---------


(12) The increase in net interest expense represents the financing of the purchase of $10.6 million, which includes:

    (i) $6.0 million financed by borrowings under the Company's Credit Facility assuming an annual interest rate of 8.0%,

    (ii) $4.3 million financed by cash and cash equivalents assuming reduced interest income at 4.0%,

    (iii) $300,000 financed by the seller at an annual interest rate of 9.0% and

    (iv) Elimination of Lifestyle's interest expense.

    The components of the interest expense adjustment are as follows:

                                                                                (IN THOUSANDS)
Credit Facility..............................................................      $     480
Reduction in cash and cash equivalents.......................................            170
Seller finance...............................................................             27
Elimination of Lifestyle's interest expense..................................            (63)
                                                                                       -----
                                                                                   $     614
                                                                                       -----
                                                                                       -----

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

(13) Income taxes have been provided for based on the Company's effective tax rate of 50.0%.

                                                                       LIFESTYLE
                                                                     -------------
                                                                     (IN THOUSANDS)
Income before taxes................................................    $   1,279
Pre tax adjustments................................................       (1,314)
                                                                     -------------
                                                                             (35)
Effective tax rate.................................................         50.0%
                                                                     -------------
                                                                             (18)
Taxes included in historical operating results.....................          (54)
                                                                     -------------
Adjustment for taxes...............................................    $     (72)
                                                                     -------------
                                                                     -------------